Exhibit 10.4

Organization Constitution of Heilongjiang Zhonghe Education Training Center
June 15, 2005

Chapter 1 General Principles

Article 1
This constitution is based on the < Promoting Nongovernmental Education Law > of China, < Education Statute > of Heilongjiang Province and other related documents promulgated by the government of the Heilongjiang Province.

Article 2
The name of the training center is Heilongjiang Zhonghe Eduacation Traning Center.

Article 3
The address is Building 39, High & New Technology Developing Zone, Sidao Street, Qianshan Road, Nangang District, Harbin, Postcode: 150080.

Article 4
The tenet of the training center: the training center develops variety of education and skill training, with the target of promoting integrated education and the main approach of internet education, to bring up appropriate persons with abilities for the society.

Chapter 2 Management System

Article 5
The training center management is formed as board of directors.

Article 6
The board of directors consists of: a president, a vice-president, 5 to 7 directors. At least one third of the directors have university or higher education background, the middle level of the title of related technical posts, and five years experience of education management. The directors must be recommended by the charter members of the training center at its beginning stage. The later directors must be elected under the rules of the board of the directors. The board of directors is able to dismiss the director who does not fulfill his duty.

Article 7
The duty of the board of directors is making decisions of strategies, plans, layouts of development and fatal innovation, appointing to important positions, financing and budgeting. The board of directors is the most powerful decision making organization in the training center. The tour of duty of the director is five years.

Article 8
Several managers and deputy managers are set under the board of directors. The manager is elected by the board of directors. The deputy manager is recommended by the manager, and appointed by the board of directors. The board of directors is able to dismiss the manager or deputy manager who does not fulfil his duty.

Article 9
The duty of managers:
(1)	Taking charge of the ordinary operation of the training center
(2)	Promoting the moral education
(3)	Settling the regulations of the training center
(4)	Planning and monitoring the projects of education in the training center
(5)	Recruiting
(6)	Managing the ordinary finance of the training center
The duty of deputy managers:
(1)	Assisting the managers for the ordinary operation of the training center
(2)	Managing each department
(3)	Monitoring the implement of laws and regulations of the training center
(4)	Reporting managers the situation of ordinary operation and
(5)	Implement any temporary task

Article 10
The teachers and employees have the rights of monitoring the management of the training center.

Article 11
The relatives of the directors, managers, deputy managers and financial persons need to observe the rules of nonparticipation of management.

Chapter 3 Organization and Duties

Article 12
The training center consists of: office, educational administration department, software designing department, human recourse department, financial department, office of students recruiting, and general affairs department.

Article 13
The duties of departments:
(1)	Office: implementing ordinary affairs, managing documents, monitoring the working of other department, and reporting to the leadership.
(2)	Educational administration department: making education projects, monitoring the process of education, examining and evaluating the result of education, managing students.
(3)	Software designing department: designing and evaluating software, providing supports of IT.
(4)	Human recourse department: managing the employee appointing, encouraging and punishing.
(5)	Financial department: taking charge of financial activities and relate work
(6)	Office of students recruiting: taking charge of the recruitment of students
(7)	General affairs department: supplying, maintenance and managing the rooms and boards of students.

Chapter 4 Contents and Forms of Education

Article 14
Contents:
Literacy education: primary school, junior and senior high school, adult middle-level education, self-studying tutorship
Skill training: foreign languages, computer, industry and business, finance, reading and editing, business management and administration management

Article 15
The forms of education: adopting internet-education as primary approach, with the assistant approach of studying in the school.

Chapter 5 Education Management

Article 16
The rules and regulations, quality evaluation and monitoring system of education are necessary to set for the education process.

Article 17
Each subject must establish a group to assign tasks clearly for planning and operating education process.

Article 18
The education activity must focus on the requirements of market and students. But the moral education is still the base of the whole education system.

Chapter 6 Teachers Management

Article 19
The backbone of the training center must consist of the teachers with high education, the title of educational technical post, certificate of teaching and a certain amount of education experience.

Article 20
The teachers need to fulfil the rights and responsibilities based on < Teachers Law of the People's Republic of China >.

Article 21
The regulation of teaching management needs to be established for education quality standardization.

Chapter 7 Students Management

Article 22
The training center must establish the management system for the students in the campus and on the Internet.

Article 23
The training center must strengthen student status management, such as students registration and setting records of students.

Chapter 8 Financial and General Affairs Management

Article 24
The training center must assign a manager for financial management. The leadership must implement the finance examine and approve system to guarantee the financial activities observing the < Accounting Law of The People's Republic of China > and < Accounting Systme of Administrative Institution >.

Article 25
The financial clerks must have specialized financial knowledge, related certificate, a certain amount of financial experience. In addition, they must observe the laws and regulations in the field and be honest and trustworthy.

Article 26
The budgeting and final accounting of revenue and expenditure must be discussed and decided by the board of directors. The expenses of special items must be discussed by the financial department, audited by the manager of the financial department and examined and approved by the board of directors.

Article 27
The clear general affairs management must be set up for purchase and payout. The establishments, articles for use must be taken charge by special persons.

Article 28
The security persons must be trained to prevent diversiform disasters and other accidents. They must report any possible accident in time and take measure for protecting the safety of people’s lives and properties.

Chapter 9 Supplementary Articles

Article 29
This constitution starts to become effective from the date of publishing. If any article of the constitution conflicts with the laws and regulations of the People’s Republic of China, the board of directors must modify the article immediately.